Exhibit 99.1

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)

Combined Financial Statements as of October 2, 2016 and
December 31, 2015 and for the Period from January 1, 2016 to
October 2, 2016 and for the Years Ended December 31, 2015
and 2014 with Independent Auditors’ Report Thereon

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)

Table of Contents

Pages

INDEPENDENT AUDITORS' REPORT	3

COMBINED FINANCIAL STATEMENTS

Combined Balance Sheets as of October 2, 2016 and December 31, 2015	4

Combined Statements of Income (Loss) and Comprehensive Income (Loss) for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31, 2015 and 2014	5

Combined Statement of Business Unit Equity for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31, 2015 and 2014	6

Combined Statements of Cash Flows for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31, 2015 and 2014	7

Notes to Combined Financial Statements	8-36

KPMG LLP
345 Park Avenue
New York, NY 10154

Independent Auditors’ Report

The Board of Directors
Pfizer Inc.:

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of Pfizer Infusion Systems (the “Company”), which comprise the combined balance sheets as of October 2, 2016 and December 31, 2015, and the related combined statements of income (loss) and comprehensive income (loss), business unit equity, and cash flows for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31, 2015 and 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 2, 2016 and December 31, 2015, and the results of its operations and its cash flows for the period from January 1, 2016 to October 2, 2016 and for the years ended December 31,
2015 and 2014 in accordance with U.S. generally accepted accounting principles.

/s/KPMG LLP

December 16, 2016

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Combined Balance Sheets
(dollars in millions)

	October 2,	December 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$44.8	$44.2
Trade receivables, less allowances of $3.2 and $2.7, respectively	165.7	167.6
Inventories, net	389.7	334.8
Prepaid expenses	21.7	16.2
Other receivables	13.8	11.2
Total Current Assets	635.7	574.0
Property and equipment, net	309.3	295.3
Intangible assets, net	35.3	35.0
Deferred income taxes	4.8	4.7
Other assets	40.4	22.8
Total Assets	$1,025.5	$931.8
Liabilities and Business Unit Equity
Current Liabilities:
Trade accounts payable	$61.3	$72.8
Salaries, wages and commissions	52.6	48.9
Other accrued liabilities	96.0	162.5
Total Current Liabilities	209.9	284.2
Other long-term liabilities	19.3	20.9
Business Unit Equity:
Business unit equity	857.2	693.0
Accumulated other comprehensive loss	(60.9)	(66.3)
Total Business Unit Equity	796.3	626.7
Total Liabilities and Business Unit Equity	$1,025.5	$931.8

The accompanying notes are an integral part of these combined financial statements.

Pfizer Infusion Systems

(A Business Unit of Pfizer Inc.)

Combined Statements of Loss and Comprehensive Loss

(dollars in millions)

	Period from January 1 to October 2,	Years Ended December 31,
	2016	2015	2014
Combined Statements of Income (Loss):
Net Sales	$881.3	$1,237.7	$1,214.9

Cost of products sold	606.5	1,003.3	1,043.0
Restructuring, impairment and (gain) on disposal of businesses/assets, net	0.4	9.0	(64.1)
Research and development	55.1	87.5	78.6
Selling, general and administrative	148.6	242.8	225.6
Total operating costs and expenses	810.6	1,342.6	1,283.1
Income (Loss) From Operations	70.7	(104.9)	(68.2)

Income tax expense	2.5	2.6	3.3
Net Loss	$68.2	$(107.5)	$(71.5)

Combined Statements of Comprehensive Income (Loss):
Foreign currency translation adjustments, net of taxes of $0.0 for all periods	$5.5	$(27.4)	$(24.0)
Pension liability adjustments, net of taxes of $0.0 for all periods	(0.1)	(0.2)	0.1
Other Comprehensive Income (Loss)	5.4	(27.6)	(23.9)
Net Income (Loss)	68.2	(107.5)	(71.5)
Comprehensive Income (Loss)	$73.6	$(135.1)	$(95.4)

The accompanying notes are an integral part of these combined financial statements.

Pfizer Infusion Systems

(A Business Unit of Pfizer Inc.)

Combined Statements of Business Unit Equity

(dollars in millions)

	Business Unit Equity	Accumulated Other Comprehensive Loss	Total
Balances at January 1, 2014	$530.2	$(14.8)	$515.4
Net Income (Loss)	(71.5)	—	(71.5)
Other Comprehensive Income (Loss)	—	(23.9)	(23.9)
Net Transfers - Parent	56.2	—	56.2
Balances at December 31, 2014	514.9	(38.7)	476.2
Net Income (Loss)	(107.5)	—	(107.5)
Other Comprehensive Income (Loss)	—	(27.6)	(27.6)
Net Transfers - Parent	285.6	—	285.6
Balances at December 31, 2015	693.0	(66.3)	626.7
Net Income (Loss)	68.2	—	68.2
Other Comprehensive Income (Loss)	—	5.4	5.4
Net Transfers - Parent	96.0	—	96.0
Balances at October 2, 2016	$857.2	$(60.9)	$796.3

The accompanying notes are an integral part of these combined financial statements.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Combined Statements of Cash Flows
(dollars in millions)

	Period from January 1, to October 2,	Years Ended December 31,
	2016	2015	2014
Cash Flow From Operating Activities:
Net Income (Loss)	$68.2	$(107.5)	$(71.5)
Adjustments to reconcile Net Income (Loss) to net cash from operating activities
Depreciation	31.4	29.5	37.2
Amortization of intangible assets	3.3	7.0	9.8
Stock-based compensation expense	3.5	43.1	14.8
Device strategy and other quality matters provisions	5.5	53.1	54.6
Deferred income taxes and other tax adjustments	—	0.1	(9.1)
Impairment charges	—	1.2	6.1
Loss of fixed asset retirements/disposals, net	1.9	2.5	3.2
Gains on dispositions of businesses and assets, net	—	(1.2)	(72.1)
Changes in assets and liabilities
Trade receivables	3.6	22.6	(22.4)
Inventories	(52.0)	(40.9)	(12.6)
Prepaid expenses and other assets	(23.3)	(11.4)	13.2
Trade accounts payable	(8.4)	3.3	0.5
Other liabilities	(11.9)	(44.8)	26.3
Device strategy and other quality matters payments	(50.2)	(75.6)	(95.1)
Other, net	(3.2)	1.4	(0.4)
Net Cash Provided by (Used in) Operating Activities	(31.6)	(117.6)	(117.5)

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers of $19.1, $20.1 and $9.3, respectively)	(49.9)	(74.7)	(42.3)
Purchases of intangibles and other investments	(11.6)	(12.9)	(3.1)
Proceeds from disposition of businesses and assets	—	8.6	121.5
Net Cash Provided by (Used in) Investing Activities	(61.5)	(79.0)	76.1

Cash Flow From Financing Activities:
Net financing activities with Parent	93.0	240.0	37.8
Net Cash Provided by (Used in) Financing Activities	93.0	240.0	37.8
Effect of exchange rate changes on cash and cash equivalents	0.7	(0.4)	0.1
Net change in cash and cash equivalents	0.6	43.0	(3.5)
Cash and cash equivalents at beginning of year	44.2	1.2	4.7
Cash and cash equivalents at end of period	$44.8	$44.2	$1.2

Supplemental Cash Flow Information:
Cash paid during the year
Income taxes, net of refunds	$—	$(0.2)	$(0.4)
Accrued capital expenditures	$1.8	$5.1	$5.8
The accompanying notes are an integral part of these combined financial statements.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

1. Organization and Business Description

A. Organization

Pfizer Infusion Systems (“IS”) is a business unit of Pfizer Inc. (“Pfizer”). Prior to being acquired by Pfizer (as part of Pfizer’s
September 3, 2015, acquisition of Hospira), IS was operated within Hospira, Inc. (“Hospira”) (“Parent” refers to both Pfizer and Hospira as applicable to respective periods). IS is a leading provider of infusion technologies and infusion therapy solutions, which it develops, manufactures, markets and distributes. IS comprises the assets, liabilities, operations and cash flows of approximately 50 Pfizer subsidiaries, in whole or in part.

IS is managed and operated as one business with a single management team that reports to the President of IS, except for
Parent operated sites and corporate enabling functions.

B. Business Description

Through its broad, integrated portfolio, IS is uniquely positioned to improve patient and caregiver safety while reducing healthcare costs. IS’s portfolio includes medication management infusion technologies and infusion therapy solutions.
Medication management infusion technologies include infusion pumps and related dedicated administration sets, gravity administration sets, services and IS’s Hospira MedNet™ safety software system, which is designed for hospitals to customize intravenous drug dosage limits and track drug delivery to prevent medication errors. Infusion pumps include:

•	Plum 360™ and Plum A+™: The Plum 360™ infusion pump received FDA clearance in January 2015 and is the next-generation of our Plum A+™ infusion pump, builds on the Plum A+™ unique air management and concurrent delivery features, while expanding its drug library and wireless capability.

•	LifeCare PCA™: The LifeCare PCA™ infusion pump is our patient-controlled analgesia device.

•	Sapphire™, SapphirePlus™ and Sapphire™ H100: The Sapphire™ infusion pump is a multi-therapy, compact, touchscreen infusion system used in ambulatory and hospital settings (including an epidural only version), and the
SapphirePlus™ pump is an IS Hospira MedNet™ ready general-infusion device, which features unique patented technology, innovative design, and an intuitive touch screen. The Sapphire™ H100 pump is a general infusion pump for the European market. All are marketed and distributed through an agreement with Q Core Medical, Ltd (“Q
Core”). Sales of the SapphirePlus™ pump began in North America in 2015.

IS offers infusion therapy solutions and related supplies, primarily in the U.S. and Canada markets that include I.V. solutions for general use, I.V. nutrition products and solutions for washing and cleansing of wounds or surgical sites.

IS's broad portfolio of products is used by hospitals and alternate site providers, such as clinics, home healthcare providers and long-term care facilities.

IS’s revenues are generated in the U.S., Canada, Europe, Asia Pacific and Latin America, with the U.S., IS's largest revenue generating market, accounting for approximately 79%, 79% and 76% of revenues in 2016, 2015 and 2014, respectively. IS is headquartered in Lake Forest, Illinois; operates infusion pump and dedicated set manufacturing plants in Costa Rica and
Dominican Republic; operates infusion pump repair centers primarily in San Jose, California, Sligo, Ireland, Montreal,
Canada and Botany, Australia; and has research and development capabilities at sites located in Lake Forest, Illinois, San
Diego, California and Chennai, India. Certain infusion therapy solutions products are manufactured by Parent operated manufacturing sites (not fully dedicated IS manufacturing sites) in Austin, Texas and Rocky Mount, North Carolina.

2. Basis of Presentation

A. General Overview

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the
United States of America ("U.S. GAAP") and present the combined financial position, results of operations and cash flows for IS. All significant intra-IS transactions and balances have been eliminated. Balances due to or due from Parent are presented as a component of business unit equity. These combined financial statements do not purport to reflect what the financial position, results of operations or cash flows would have been had IS operated as a stand-alone company.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

The combined financial statements have been derived from Parent’s accounting records for IS, on the basis of the accounting policies and procedures prescribed by Hospira (see also Note 3 – Summary of Significant Accounting Policies).

B. Combined Statements of Income (Loss)

The combined statements of income (loss), for all periods, reflect:

•	Revenues and revenue deductions of IS;

•	Costs associated with IS products made at its and Parent manufacturing facilities;

•	Costs associated with Parent products and related operations, offset by cost recoveries from Parent

•	Costs associated with IS employees, including pension expense for benefit plans directly attributable to IS;

•	Other operating costs of IS (direct, indirect and corporate); and

•	Income tax provision/benefit, calculated as if IS were to have filed a separate tax return.

The combined statements of income (loss), for all periods, exclude:

•	The effects of foreign currency transaction gains and losses, including gains and losses attributable to instruments used for hedging or offsetting, as the effects of these transactions result from Parent’s Corporate Treasury strategies and are not directly related to the IS operations, as well as the fact that neither Hospira nor Pfizer allocated the results of these transactions to their business units (see also D. Other Presentation Matters below).

IS other operating costs, includes:

•	Direct costs (“Direct Costs”), those directly attributable to IS;

•	Indirect costs (“Indirect Costs”), allocated costs that management identified as directly attributable to IS;

•	Recovered costs, net (“Recovered Costs”), costs incurred by IS, and recovered from Parent; and

•	Corporate costs (“Corporate Enabling Functions”), allocated costs that management identified as directly attributable to IS.

Direct Costs
Direct Costs includes cost solely dedicated to IS and includes costs such as cost of products sold, freight and distribution, repair service center among others and direct personnel related costs.

Indirect Costs
IS operates as one of Pfizer's, and previously Hospira’s, business units which shared Indirect Costs with other business units, such as distribution, quality, medical, and other administrative functions, among others. IS management routinely allocated to the 2015 and 2014 combined financial statements all Indirect Costs that could be identified as directly attributable to IS. The allocations were generally based on the proportionate percentage of IS revenues to the respective total Parent or applicable legal entities revenues. As a result of that process, approximately $86.1 million $167.8 million and $213.3 million of these
Indirect Costs were allocated to the combined statements of income (loss) in the period from January 1, 2016 to October 2,
2016 and the years ended December 31, 2015 and 2014 ($60.9 million, $99.7 million and $111.4 million in Cost of products sold, $19.9 million, $57.2 million and $90.1 million in Selling, general and administrative and $5.3 million, $10.9 million and $11.8 million in Research and development), respectively.

Recovered Costs, net
Recovered Costs includes costs incurred by Parent operated manufacturing and distribution facilities which shared costs with
IS operations. Costs include primarily materials, labor and overhead associated with manufacturing and distribution of Parent products. These costs are generally based on the throughput of Parent products through these facilities or based on the proportionate percentage of Parent product revenues to the respective total Parent revenues. As a result of that process, approximately $71.5 million, $83.6 million and $72.9 million of these Recovered Costs were included to the combined statements of income (loss) in the period from January 1, 2016 to October 2, 2016 and the years ended December 31, 2015 and 2014 ($69.2 million, $80.4 million and $69.8 million in Cost of products sold, $2.3 million, $3.2 million and $3.1 million in Selling, general and administrative), respectively. These Recovered Costs are offset in full by recoveries from Parent in the same periods and financial statement line items listed.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

Corporate Enabling Functions
Pfizer, and previously Hospira, centrally maintains Corporate Enabling Functions and does not routinely allocate the costs of these functions to any of its business units. The Corporate Enabling Functions includes executive, finance, human resources, business development, legal, policy and public affairs, regulatory affairs, communications, business technology, and facilities operations and consists of costs such as personnel, facilities, equipment, and outside services. IS management allocated to the
2016, 2015 and 2014 combined financial statements all Corporate Enabling Functions costs that could be indirectly attributable to IS. The allocations were generally based primarily on the proportionate percentage of IS revenues to the respective total Parent. As a result of that process, approximately $55.9 million, $83.8 million and $81.9 million of these
Corporate Enabling Functions costs were allocated to the combined statements of income (loss) in the period from January 1,
2016 to October 2, 2016 and the years ended December 31, 2015 and 2014 ($3.5 million, $6.1 million and $8.6 million in
Cost of products sold, $51.5 million, $76.0 million and $71.5 million in Selling, general and administrative and $0.9 million,
$1.7 million and $1.8 million in Research and development), respectively.

IS considers these allocations and recoveries to be a reasonable reflection of the utilization of services provided by and to the
Parent. The allocations and recoveries for Indirect Costs and Corporate Enabling Functions may not, however, reflect the net expense that would have been incurred or recovered had IS been operated as a stand-alone company.

Other than as describe above and allocations for share-based compensation (see Note 16 – Share-Based Awards), no additional cost allocations were performed.

C. Combined Balance Sheets
The combined balance sheets, for all periods, reflect:

•	All assets and liabilities of Parent subsidiary companies that are primarily IS dedicated ("IS Legal Entities");

•	Pension assets and liabilities of pension plans dedicated to IS employees;

•	IS assets and liabilities of other Parent subsidiary companies ("Mixed Legal Entities") when those assets or liabilities could be identified as directly attributed to the IS business including certain balances that were:

•	associated with the IS business including principally the Austin manufacturing facility and certain distribution and sales related facilities; and

•	allocated generally based on the proportionate percentage of IS revenues, operating expenses or direct personnel to the respective total Parent or applicable legal entities revenues, operating expense or direct personnel; and

•	Business unit equity of IS, which reflects balances among IS, Parent and IS Legal Entities. All receivables and payables with Parent are included within business unit equity in the combined balance sheets.

As such, the combined balance sheets, for all periods, do not include any allocations for:

•	Cash in Mixed Legal Entities;

•	Pension assets and liabilities of Mixed Legal Entities when the pension plans are not fully dedicated to IS employees;

•	Income taxes receivable or payable in Mixed Legal Entities;

•	Parent’s third-party debt, as none is specifically attributable to the IS business unit; and

•	Third-party balances associated with the Parent’s derivative instruments, as none is specifically attributable to the IS business unit.

D. Other Presentation Matters

Cash Management

IS has no formal financing arrangements with Pfizer and all cash receipt and disbursement activity is recorded through business unit equity in the combined balance sheets. IS participates in Pfizer’s, and previously Hospira’s centralized cash management system and generally all excess cash is transferred to the Parent on a daily basis, where legally permitted. Cash disbursements for operations and/or investing activities are funded as needed by the Parent.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

Cumulative Foreign Currency Translation Adjustment
A portion of the cumulative foreign currency translation adjustment balance for Mixed Legal Entities was allocated to IS based on the proportionate percentage of IS allocated net assets to the respective total net assets of the Mixed Legal Entities.
The combined financial statements also include cumulative foreign currency translation adjustment balances for the IS Legal
Entities.

Foreign Currency Transaction Gains and Losses
IS participates in centralized treasury functions of Pfizer, and previously Hospira, which include processes designed to minimize exposure to foreign currency transaction risk (including the use of derivatives). IS has not reflected the transactions associated with foreign currency management processes or related impacts in its combined financial statements on the basis that these impacts result from Parent’s Corporate Treasury strategies and are not directly related to the IS operations.
Additionally, neither Hospira nor Pfizer allocated the results of these transactions to their business units.
Excluding the impacts of IS's participation in the centralized treasury functions of its Parent, estimated foreign currency gains and losses for period from January 1, 2016 to October 2, 2016 and the years ended December 31, 2015 and 2014 were not material.

Intercompany Activity
All balances and transactions among IS, Pfizer and other Pfizer subsidiaries, which can include dividends as well as intercompany activities, are shown as business unit equity in the combined balance sheets, for all periods presented. There were no transactions between Pfizer and the legacy Hospira Infusion Systems business prior to the acquisition on September
3, 2015.

3. Summary of Significant Accounting Policies

Estimates and Assumptions—The preparation of financial statements in accordance with U.S. GAAP requires IS to make estimates and assumptions that affect reported amounts and disclosures, and estimates and assumptions are adjusted when facts and circumstances indicate the need for a change. For example, in the combined statements of income (loss), estimates are used when accounting for deductions from revenues (such as chargebacks, rebates, product returns and discounts), determining cost of sales, allocating cost in the form of depreciation and amortization, estimating restructuring charges and the impact of contingencies, and allocating Corporate Enabling Functions costs. On the combined balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivable, inventories, fixed assets, and intangible assets and estimates are used in determining the reported amounts of liabilities, such as product recalls, customer sales allowances, customer accommodations and other related accruals, taxes payable, benefit obligations, the impact of contingencies, sales returns , and restructuring reserves, all of which will impact the combined statements of income (loss). IS regularly evaluates its estimates and assumptions using historical experience and other factors. IS’s estimates are often based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Foreign Currency Translation––For most of the international operations, local currencies have been determined to be the functional currencies. IS translates functional currency assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date. Functional currency income and expense items are translated into their U.S. dollar equivalents at average rates of exchange for the period. The resulting translation adjustments are recorded in Accumulated other comprehensive loss on the combined statements of business unit equity.

Cash Equivalents––Cash equivalents include items almost as liquid as cash, such as certificates of deposits and time deposits with original maturity periods of three months or less when purchased.

Inventories––Inventories are carried at the lower of cost (first-in, first-out basis) or market. Inventory cost includes material and conversion costs. IS monitors inventories for exposures related to obsolescence, excess and date expiration, non-conformance, product recalls and loss and damage, and recognizes a charge to Cost of products sold for the amount required to reduce the carrying value of inventory to estimated net realizable value. If conditions are less favorable than estimated, additional charges may be required.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

Intangible Assets, Net and Property and Equipment, Net––Long-lived assets include:

•	Identifiable intangible assets, less accumulated amortization––These acquired assets are recorded at original cost.
Intangible assets with definite lives are amortized evenly over their estimated useful lives and the amortization is included in Cost of products sold. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated. Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives of 2 to 9 years, weighted average 5 years.

•	Property and equipment, net––These assets are recorded at original cost and increased by the cost of significant improvements after purchase. Property and equipment assets, other than land and construction-in-progress, are depreciated over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use.

Depreciation is computed on a straight-line basis over the following estimated useful lives or lease term of the assets, as detailed below:

Classification	Estimated Useful Life
Land	N/A
Buildings	10 to 50 years
Equipment	3 to 20 years
Construction in progress	N/A
Instruments placed with customers*	3 to 10 years
_________________________________
* Instruments placed with customers are drug delivery systems placed with or leased to customers under operating leases.

For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

IS reviews all of its long-lived assets, including identifiable intangible assets, for impairment indicators throughout the year and detailed testing is performed whenever impairment indicators are present. When necessary, IS records charges for impairment. For finite-lived intangible assets and for other long-lived assets, such as property and equipment, whenever impairment indicators are present, a review for impairment is performed. The undiscounted value of the projected cash flows associated with the asset, or asset group, is calculated and this estimated amount is then compared to the carrying amount. If the carrying amount is found to be greater, an impairment loss for the excess of book value over fair value is recorded. In addition, in all cases of an impairment review, the remaining useful lives of the assets are re-evaluated and are modified, as appropriate.

Capitalized Software Costs––Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized. At October 2, 2016 and December 31, 2015, capitalized software costs for internal use, net of depreciation, totaled $13.2 million and $12.3 million, respectively, and are included in Property and equipment, net on the combined balance sheets. Such capitalized amounts will be depreciated ratably over the expected useful lives of the projects when they become operational, not to exceed 10 years. Depreciation was $0.6 million, $0.4 million and $0.2 million for period from January 1, 2016 to October 2, 2016 and the years ended December 31, 2015 and 2014, respectively, and is included in Depreciation on the combined statements of cash flows.

Costs incurred during the application development stage for software held for sale (as components of infusion pumps) are capitalized once a project has reached the point of technological feasibility. At October 2, 2016 and December 31, 2015, capitalized software costs held for sale totaled $10.5 million and $9.4 million, respectively, and are included in Intangibles assets, net on the combined balance sheets. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life. IS monitors the net realizable value of capitalized software held for sale to ensure that the investment will be recovered through future sales.

Restructuring Charges––IS incurred restructuring charges in connection with IS’s Device Strategy, see Note – 5 Device
Strategy and Other Related Arrangements and Note 4 – Restructuring, Impairment and Disposal Actions, as well as in connection with general cost-reduction initiatives. Such costs are included in Restructuring, impairment and (gain) on

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

disposal of businesses/assets, net on the combined statements of income (loss). Termination costs are the largest component of restructuring charges and are generally recorded when the actions are probable and estimable.

Benefit Plans––The overfunded or underfunded status of defined benefit plans dedicated to IS employees has been recognized as an asset or liability on the combined balance sheets. Obligations generally are measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Pension obligations may include assumptions such as discount rates, participant mortality and future compensation levels. Net periodic benefit costs are recognized, as required, primarily into Cost of products sold, as appropriate.

Revenue Recognition—IS recognizes revenues from product sales when persuasive evidence of an arrangement exists, delivery has occurred (or services have been rendered), the price is fixed or determinable and collectability is reasonably assured. For other than certain drug delivery pumps, product revenue is recognized when products are delivered to customers and title passes. Upon recognizing revenue from a sale, IS records an estimate for certain items that reduce gross sales in arriving at its reported Net sales for each period. These items include chargebacks, rebates and other items (such as cash discounts and returns). Provisions for chargebacks and rebates represent the most significant and complex of these estimates.

Arrangements with Multiple Deliverables—In certain circumstances, IS enters into arrangements in which it commits to provide multiple elements (deliverables) to its customers. IS allocates revenue to arrangements with multiple deliverables based on their relative selling prices. In such circumstances, IS applies a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows: (i) vendor-specific objective evidence of fair value, (ii) third-party evidence of selling price, and (iii) best estimate of the selling price. IS's process for determining best estimate of the selling price includes multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. Key factors considered in developing the best estimate of the selling price for pumps, software and software related services include prices charged by IS for similar offerings, historical pricing practices, the market and nature of the deliverable and the relative best estimate of the selling price of certain deliverables compared to the total selling price of the arrangement.

For IS, in most multiple element arrangements, software is not essential to the functionality of the pump, and in these instances, IS has identified three primary deliverables. The first deliverable is the pump, which is recognized when delivered, the second deliverable is the related sale of disposable products, which are recognized as the products are delivered, and the third deliverable is the software and software related services. Revenue recognition for the third deliverable is described further below in the Software section of this Note 3 – Summary of Significant Accounting Policies. The allocation of revenue for the first and second deliverable is based on vendor-specific objective evidence of fair value and for the third deliverable is based on IS's best estimate of the selling price.

Software—IS recognizes revenue for the server-based suite of software applications not essential to the functionality of a pump and related maintenance and implementation services. Software revenue for multiple-element revenue arrangements is allocated based on the relative fair value of each element, and fair value is generally determined by vendor-specific objective evidence of fair value. If IS cannot objectively determine the fair value of any undelivered element is included in such multiple-element arrangements, IS defers revenue until all elements are delivered and services have been performed.
Perpetual software license revenue and implementation service revenue are generally recognized as obligations are completed. Software subscription license and software maintenance revenue is recognized ratably over the applicable contract period.

Chargebacks—IS sells a significant portion of its products through wholesalers, which maintain inventories of IS products and later sell those products to end customers. In connection with its sales and marketing efforts, IS negotiates prices with end customers for certain products under pricing agreements (including, for example, group purchasing organization contracts). Consistent with industry practice, the negotiated end customer prices are typically lower than the prices charged to the wholesalers. When an end customer purchases an IS product that is covered by a pricing agreement from a wholesaler, the end customer pays the wholesaler the price determined under the pricing agreement. The wholesaler is then entitled to charge IS back for the difference between the price the wholesaler paid IS and the contract price paid by the end customer (a
"chargeback").

IS records the initial sale to a wholesaler at the price invoiced to the wholesaler and at the same time, records a provision equal to the estimated amount the wholesaler will later charge back to IS, reducing gross sales and trade receivables. This provision must be estimated because the actual end customer and applicable pricing terms may vary at the time of the sale to the wholesaler. Accordingly, the most significant estimates inherent in the initial chargeback provision relate to the volume are based primarily on an analysis of IS's product sales and most recent historical average chargeback credits by product,

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

actual and estimated wholesaler inventory levels, current contract pricing, anticipated future contract pricing changes and claims processing lag time. IS estimates the levels of inventory at the wholesalers through analysis of wholesaler purchases and inventory data obtained directly from certain wholesalers. IS regularly monitors the provision for chargebacks and makes adjustments when it believes the actual chargebacks may differ from earlier estimates. The methodology used to estimate and provide for chargebacks was consistent across all periods presented.

IS's total chargeback accrual for all products was $24.5 million and $34.7 million at October 2, 2016 and December 31, 2015, respectively, and reported in Trade receivables on the combined balance sheets. Settlement of chargebacks on average generally occurs within 30 days of the sale to wholesalers.

Rebates—IS offers rebates to direct customers, customers who purchase from certain wholesalers at end-customer contract prices and government agencies, which administer various programs. Direct rebates are generally rebates paid to direct purchasing customers based on a contracted discount applied to the direct customer's purchases. Indirect rebates are rebates paid to "indirect customers" that have purchased IS products from a wholesaler under a pricing agreement with IS.
Governmental agency rebates are amounts owed based on legal requirements with public sector benefit providers after the final dispensing of the product by a pharmacy to a benefit plan participant. Rebate amounts are usually based upon the volume of purchases. IS estimates the amount of the rebate due at the time of sale and records the liability as a reduction of gross sales at the same time the product sale is recognized. Settlement of the rebate generally occurs from 1 to 15 months after sale.

In determining provisions for rebates to direct customers, IS considers the volume of eligible purchases by these customers and the rebate terms. In determining rebates on sales through wholesalers, IS considers the volume of eligible contract purchases, the rebate terms and the estimated level of inventory at the wholesalers that would be subject to a rebate, which is estimated as described above under "Chargebacks." Upon receipt of a chargeback, due to the availability of product and customer specific information, IS can then establish a specific provision for fees or rebates based on the specific terms of each agreement. Rebates under governmental programs are based on the estimated volume of products sold subject to these programs. Each period the estimates are reviewed and revised, if necessary, in conjunction with a review of contract volumes within the period.

IS regularly analyzes the historical rebate trends and makes adjustments to recognized accruals for changes in trends and terms of rebate programs. At October 2, 2016 and December 31, 2015, accrued rebates of $19.6 million and $28.7 million, respectively, are reported in Other accrued liabilities on the combined balance sheets. The methodology used to estimate and provide for rebates was consistent across all periods presented.

Returns—Provisions for returns are provided for at the time the related revenue is recognized and are reflected as a reduction of sales. The estimate of the provision for returns is primarily based on historical experience of actual returns. Additionally,
IS considers other factors such as levels of inventory in the distribution channel, product dating and expiration period, whether products have been discontinued and entrance in the market of additional competition. This estimate is reviewed periodically and, if necessary, revised, with any revisions recognized immediately as adjustments to revenue. Accrued returns were $1.7 million and $2.7 million as of October 2, 2016 and December 31, 2015, respectively, and the current and long-term portions are reported in Other accrued liabilities and Other long-term liabilities on the combined balance sheets.

Share-Based Awards––Compensation programs can include grants under Pfizer or Hospira share-based plans. All grants under share-based programs are accounted for at fair value and such amounts generally are amortized on a straight-line basis over the vesting term to Cost of products sold, Research and development and Selling, general and administrative, as appropriate.

Research and Development Expenses––Research and development (“R&D”) expenses are expensed as incurred.

Income Taxes––Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. IS provides a valuation allowance when the deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies. IS accounts for income tax contingencies using a benefit recognition model. If IS considers that a tax position is more likely than not to be sustained upon audit, based solely on the

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

merits of the position, IS recognizes the benefit. IS measures the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. Under the benefit recognition model, if the initial assessment fails to result in the recognition of a tax benefit, IS regularly monitors the position and subsequently recognizes the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. IS regularly re-evaluates its tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard. Liabilities associated with uncertain tax positions are classified as current only when IS expects to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Income tax expense and are classified on the combined balance sheet with the related tax asset or liability.

Warranties––IS offers warranties on certain products and generally determines the warranty liability by applying historical claims rate experience and the cost to replace or repair products under warranty. Warranties were $1.4 million and $1.6 million as of October 2, 2016 and December 31, 2015, respectively, and reported in Other accrued liabilities on the combined balance sheets.

Product Recalls, Customer Sales Allowances, Customer Accommodations and Other Related Accruals––IS’s products are subject to extensive, complex and increasing oversight and regulation by governmental authorities. IS operates quality systems designed to maintain and confirm compliance with current regulatory requirements, identify issues, if any, and appropriately assure the safety and performance of IS’s products for the duration of the product’s life-cycle. Certain corrective or preventative actions for IS’s products have been, and may in the future, be required under current regulatory requirements.

Product recall, customer accommodations and other related costs, recognized in Cost of products sold, include materials, costs to address identified issues, deployment costs such as labor, freight, product collection and destruction costs, supplier penalties for canceled purchase commitments and other customer accommodations. Cost estimates consider factors such as historical experience, product quantity, product type (device hardware or software), location of product subject to action, age of the device and duration of activities, among other factors. Customer sales allowance charges, recognized as a reduction of revenue, include amounts that are committed to be provided to customers, which may be used as a credit for transition to alternative technology in support of a product’s retirement and removal from the market. IS accrues for costs of product recalls, customer sales allowances, customer accommodations and other related costs based on management’s best estimates when it is probable a liability has been incurred, and the amount of loss can be reasonably estimated, which generally occurs when management commits to a corrective or preventative action and/or regulatory requirements dictate. Cost estimates consider factors such as the sales price of the device product sold and age of the device, among other factors. Accruals for various product recalls, customer sales allowances, customer accommodations and other related costs were $19.6 million and
$58.1 million as of October 2, 2016 and December 31, 2015, respectively, and the current and long-term portions are reported in Other accrued liabilities and Other long-term liabilities on the combined balance sheets.

Based on information that is currently available, management believes that the product recalls, customer sales allowances, customer accommodations and other related accruals are adequate. It is possible that substantial additional charges may be required in future periods based on new information, changes in facts and circumstances, and actions IS may commit to or be required to undertake.

Concentration of Risk––IS provides credit to its customers in the normal course of business and does not require collateral.
In estimating the allowance for doubtful accounts, management considers historical collections, the past-due status of receivables and economic conditions. IS conducts business with certain government supported customers or distributors, including those in Italy and Spain, among other European countries, where unstable credit and economic conditions continue to present challenges. While the European economic downturn has not significantly impacted IS's ability to collect these receivables, such conditions have resulted, and may continue to result, in delays in the collection of receivables. IS continually evaluates these receivables, particularly in Italy and Spain and other parts of Europe for potential risks associated with sovereign credit ratings and governmental healthcare funding and reimbursement practices. In addition, IS monitors economic conditions and other fiscal developments in these countries. As of October 2, 2016, IS's trade receivables in Italy and Spain totaled $12.0 million (gross) and $11.8 million (net of allowances). As of October 2, 2016, approximately 64% of the Italy and 93% of the Spain net receivables were from public hospitals primarily funded by the government.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

In 2016, 2015 and 2014, no end use customer accounted for more than 10% of Net sales. At October 2, 2016 and December
31, 2015 and 2014, the combined largest four wholesalers and distributors accounted for approximately 30%, 31% and 35%, respectively, of net trade receivables. Net sales through the same four wholesalers and distributors noted above accounted for approximately 28%, 30% and 24% of Net sales in 2016, 2015 and 2014, respectively. Net sales related to group purchasing organizations contracts amounted to $355.1 million, $480.0 million and $457.3 million in 2016, 2015 and 2014, respectively.
The largest two group purchasing organizations’ contracts accounted for approximately 29% of Net sales for the period from
January 1, 2016 to October 2, 2016 and 27% in both of the years ended 2015 and 2014.

IS works closely with suppliers to ensure continuity of supply and to manage risk. Although many of the materials and components we use to produce our products are available from multiple suppliers, we rely on supply from a single source for many raw materials and components. For example, we rely on:

•	Certain proprietary components available exclusively from ICU Medical, Inc., including its CLAVE™ and
MicroCLAVE™ connector products that are components of our infusion sets and other ICU Medical, Inc. products.
Net sales that incorporate those products, represented approximately 34%, 36% and 40% of 2016, 2015 and 2014
Net sales, respectively; and

•	Q Core for the supply of Sapphire™, SapphirePlus™ and Sapphire™ H100 infusion pumps and dedicated administration sets that represented approximately 4%, 4% and 2% of 2016, 2015 and 2014 Net sales, respectively.
See further description of arrangement with Q Core in Note – 5 Device Strategy and Other Related Arrangements.

Commitments and Contingencies—IS records accruals for contingencies to the extent that IS concludes their occurrence is probable and that the related liabilities are reasonably estimable. Anticipated recoveries under existing insurance contracts are recorded when assured of recovery.

4. Restructuring, Impairment and Disposal Actions

IS aims to achieve a culture of continuous improvement to enhance its efficiency, effectiveness and competitiveness and improve its cost base. As part of this strategy, IS has taken a number of actions to reduce operating costs and optimize operations, and streamline its product portfolio. The net charges related to these actions consist primarily of severance and other employee benefits, impairments, contract termination/exit costs and gains or losses on disposal of businesses/assets.

Restructuring
In late 2012 and continuing through 2015, IS incurred costs to optimize commercial organizational structures, and related functions. As IS continues to optimize its global commercial operations and related functions and align investments to support future growth, IS anticipates that similar restructuring actions may continue. The aggregate costs are reported in
Restructuring, impairment and (gain) on disposal of businesses/assets, net. Of the aggregate costs, $0.4 million, $0.2 million and $0.6 million were incurred in 2016, 2015 and 2014, respectively.

Impairment
In 2015, IS impaired a pump-related product right intangible for $1.2 million, reported in Restructuring, impairment and
(gain) on disposal of businesses/assets, net for the year ended, December 31, 2015.

In 2014, IS impaired certain software related Property and equipment, net for $6.1 million, reported in Restructuring, impairment and (gain) on disposal of businesses/assets, net for the year ended, December 31, 2014.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

Restructuring and Impairment Activity
The following summarizes the aggregate restructuring and impairment activity (including Device Strategy related restructuring charges, see Note – 5 Device Strategy and Other Related Arrangements) for the period from January 1 to
October 2 and the years ended December 31:

(dollars in millions)	Employee- Related Benefit Costs	Impairment and Accelerated Depreciation Charges	Total
Balance at January 1, 2014	$1.9	$—	$1.9
Costs incurred	0.6	7.5	8.1
Payments	(1.8)	—	(1.8)
Non cash items	—	(7.5)	(7.5)
Balance at December 31, 2014	$0.7	$—	$0.7
Costs incurred	10.8	(0.7)	10.1
Payments	(5.3)	—	(5.3)
Non cash items	—	0.7	0.7
Balance at December 31, 2015	6.2	—	6.2
Costs incurred	0.4		0.4
Payments	(4.4)		(4.4)
Non cash items			—
Balance at October 2, 2016	$2.2	$—	$2.2

Disposals
In September 2014, IS sold its clinical surveillance software business, TheraDoc, Inc., for $117.0 million, subject to adjustments for ending working capital, cash and indebtedness. IS recognized a gain of $55.9 million upon disposition of the business reported in Restructuring, impairment and (gain) on disposal of businesses/assets, net for the year ended,
December 31, 2014. For the year ended, December 31, 2015, IS realized an additional gain of $1.1 million due to the final working capital settlement reported in Restructuring, impairment and (gain) on disposal of businesses/assets, net.

In August 2014, IS sold its surgical suction product line for $21.5 million payable in three installments through December
2015. IS will retain distribution rights to the products for varying periods of time depending on the territory and provide certain transition services through no later than December 2016. IS recognized a gain of $18.5 million upon disposition of the product line reported in Restructuring, impairment and (gain) on disposal of businesses/assets, net in 2014.
In 2012, IS sold a non-strategic product line and, in 2014, related to an earn-out that was not realized, IS recognized a loss of
$2.2 million which was reported in Restructuring, impairment and (gain) on disposal of businesses/assets, net.

5. Device Strategy and Other Related Arrangements

A. Device Strategy

IS continues to execute its Device Strategy announced in May 2013, an initiative intended to establish a streamlined and modernized product portfolio addressing customer needs and positioning IS for future innovation and growth, while supporting continued advancement of device remediation, including device quality improvement efforts. Actions include investments in (i) modernizing and streamlining IS's installed base of devices through retirement and replacement programs,
(ii) strengthening device quality systems/processes and (iii) developing next-generation technology, such as the Plum 360™
and SapphirePlus™ pumps, to support further modernization of its installed base. Under the retirement and replacement actions, IS is retiring older pumps from the market and initiating customer replacement programs. Among alternatives provided to customers, IS offered customer sales allowances and/or accommodations that may be used as a credit for transitioning to alternative technology. The allowance and/or accommodation are paid, as the customer ceases use of the

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

pump and provides documentation of destruction or equivalent action, regardless whether the customer continues with IS alternative technology.

In connection with the Device Strategy, that now includes the restructuring initiative described below, IS has and expects to incur charges related to these actions. Major cash costs include the following: (i) customer sales allowances; (ii) customer accommodations, contract termination, and pump collection and destruction costs; (iii) pump retirement and replacement program administration, quality systems/process improvement, consulting costs and other costs; and (iv) severance and other employee related assistance and contract termination charges. Further, IS incurred non-cash charges for various asset charges, primarily pump inventory charges, other pump-related asset impairments and accelerated depreciation on production equipment and IS-owned pumps in service.

In January 2015, IS approved and initiated plans to streamline and optimize device manufacturing, research and development and service center activities and the charges will be included as part of Device Strategy charges. IS incurred severance charges associated with these plans in 2015 and these charges are included as part of Device Strategy charges, as noted
above.

The Device Strategy was substantially complete by the end of 2015. Certain charges, principally installation and project management costs, continued in 2016 as customer transitions to alternative technologies are completed. In total, the 2016 estimate of such charges are approximately $7 million. Cash payments will continue in 2016 and beyond based on the nature of the accrual (e.g. as customers cease pump use and customer accommodation and collection and destruction payments become due).

Charges incurred for the Device Strategy are reported as follows:

	Period from January 1 to October 2,	Years Ended December 31,		Line Item in the Combined Statements of Loss
(dollars in millions)	2016	2015	2014
Consulting, customer accommodations, contract termination, collection and destruction and other costs (1)	$5.4	$14.1	$21.2	Cost of products sold
Inventory charges	0.1	3.7	11.7	Cost of products sold
Severance and other related costs	—	10.6	—	Restructuring, impairment and (gain) on disposal of assets, net
Other asset impairments and accelerated depreciation	—	(1.9)	1.4	Restructuring, impairment and (gain) on disposal of assets, net
Total charges	$5.5	$26.5	$34.3

__________________________________________________________
(1) See Note 12 – Product Recalls, Customer Sales Allowance, Customer Accommodations and Other Related Accruals for certain Device Strategy related and other accrual activity for the period from January 1, 2016 to October 2, 2016 and the year ended December 31, 2015.

The amount, timing and recognition of additional charges associated with the Device Strategy will be affected by the nature of spending and the occurrence of commitments and triggering events, among other factors including updated estimates to previously recorded accruals based on changes in various assumptions such as lower destruction costs per pump.

B. Other Related Arrangements
IS markets and distributes the Sapphire™, SapphirePlus™ and Sapphire™ H100 infusion pumps and dedicated sets through a distribution agreement with Q Core. In December 2014, IS entered into a new agreement with Q Core. Under that agreement, as amended, IS (i) has license to manufacture sets compatible with the Sapphire™ and SapphirePlus™ infusion

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

pumps, (ii) provides milestone payments, some of which may be refundable, for new infusion pump products developed by Q
Core in advance of or upon achievement of CE mark or FDA clearance and (iii) makes advances to Q Core for the prepayment of inventory for new products as available. Payments for license rights are capitalized as intangibles and amortized to Cost of products sold over the estimated useful lives. Refundable milestone payments and advance payments for inventory are capitalize as prepaid assets until the product achieves the milestone or inventory is received at which time the asset is reclassified as an intangible asset or inventory, respectively. For the milestone consideration, IS will pay Q Core up to approximately $59.6 million with the majority expected to be paid in 2015 and 2016 or as milestones are achieved. As of
October 2, 2016, milestone payments of $39.3 million were paid and capitalized based on the nature of the assets. Under the arrangement, new pump products are intended to be added to the portfolio that build upon the Sapphire™ platform and utilize Hospira MedNet™ safety software. The agreement includes the right for IS to acquire Q Core under certain conditions in the future, and the right to establish back-up manufacturing of Q Core pump products. Additionally, minimum purchase commitments by IS are required, principally a fixed fee for each infusion pump below the annual commitment, in each of the first seven years of the contract, with remedy via product purchases, purchase shortfall payments or, as entitled by Q Core under certain conditions, termination of the agreement.
In support of efficiently meeting end customer requirements, under the second amendment to the agreement executed in
October 2015, IS will make pre-payments to Q Core for basic form pumps that do not yet include country specific software and accessory combinations, and as of October 2, 2016 and December 31, 2015, IS had paid $14.3 million and $5.6 million, respectively, which is reported in Other current assets.
Under another related arrangement with Q Core, signed in May 2016, two additional milestone payments of $0.6 million each, associated with pump software release deliveries for on-market product developed by Q Core may be required of which
$0.6 million will be paid in the fourth quarter of 2016 and the remaining milestone is anticipated to be in 2017.
6. Inventories
Inventories, net consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Finished products	$267.0	$194.9
Work in process	59.6	52.2
Materials	63.1	87.7
Total	$389.7	$334.8

Inventory reserves were $24.8 million and $34.6 million at October 2, 2016 and December 31, 2015, respectively. See Note 4
– Restructuring, Impairment and Disposal Actions for further details regarding the inventory charges related to the Device
Strategy.

7. Property and Equipment, net

Property and equipment, net consists of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Land	$12.6	$12.6
Buildings	135.7	134.5
Equipment	524.1	494.3
Construction in progress	47.8	61.5
Instruments placed with customers	160.5	165.0
Property and equipment, at cost	880.7	867.9
Accumulated depreciation	(571.4)	(572.6)
Total property and equipment, net	$309.3	$295.3

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

8. Goodwill and Identifiable Intangible Assets

A. Goodwill and Intangible Activity

The following summarizes goodwill and intangible assets, net activity:

(dollars in millions)	Goodwill	Intangible assets, net
Balance at January 1, 2014	$47.9	$31.4
Additions	—	3.1
Amortization	—	(9.8)
Disposals	(47.9)	(2.3)
Balance at December 31, 2014	—	22.4
Additions		20.9
Amortization		(7.1)
Disposals		(1.2)
Balance at December 31, 2015	—	35.0
Additions		3.6
Amortization		(3.3)
Balance at October 2, 2016	$—	$35.3

Disposal of Goodwill in 2014 relates to IS's disposal of TheraDoc, as discussed in Note 4 – Restructuring, Impairment and
Disposal Actions.

B. Identifiable Intangible Assets

Intangible assets, net consist of the following:

	Gross Carrying Amount		Accumulated Amortization		Intangible Assets, Net
Classification (dollars in millions)	October 2, 2016	December 31, 2015	October 2, 2016	December 31, 2015	October 2, 2016	December 31, 2015

Product rights and other	$31.1	$31.1	$(6.3)	$(5.5)	$24.8	$25.6
Technology	35.1	31.5	(24.6)	(22.1)	10.5	9.4
	$66.2	$62.6	$(30.9)	$(27.6)	$35.3	$35.0

For 2016, the remaining intangible asset amortization is approximately $1.1 million. Intangible asset amortization for each of the five succeeding fiscal years is estimated at:

Year	(dollars in millions)
2017	6.7
2018	5.0
2019	3.4
2020	3.4
2021	3.4

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

9. Sales-Type Leases

The net investment in sales-type leases of certain medication management products as of October 2 and December 31, consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Minimum lease payments receivables	$9.8	$6.9
Unearned interest income	(1.6)	(0.6)
Net investment in sales-type leases	8.2	6.3
Current portion(1)	(2.1)	(4.3)
Net investment in sales-type leases, less current portion(1)	$6.1	$2.0
__________________________________________________________
(1) The current and long-termportions are reported in Trade receivables and Other assets , respectively.

Future minimum amounts due to IS under customer agreements accounted for as sales-type leases as of October 2, 2016 are as follows:

(dollars in millions)	Sales-Type Leases
2016 remainder	$0.9
2017	2.0
2018	1.8
2019	1.6
2020	1.6
2021 and thereafter	1.9
$9.8

IS monitors the credit quality of sales-type leases and recognizes an allowance for credit loss based on historical loss experience. As of October 2, 2016 and December 31, 2015, allowance for credit losses and amounts past due 90 days for sales-type leases were not material.

10. Other Assets (Current and Noncurrent)

A. Other Current Assets

Prepaid expenses and other current assets consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Other receivables	$13.8	$11.2
Q Core advances (1)	15.3	5.9
Deferred cost	2.5	5.0
All other prepaids	3.9	5.3
Total	$35.5	$27.4
__________________________________________________________
(1) See Note 5 – Device Strategy and Other Related Arrangements for additional details.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

B. Other Noncurrent Assets

Other noncurrent assets as consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Net investment in sales-type leases, less current portion	$6.1	$2.0

Q Core advances(1)	24.3	13.8
Deferred cost	1.9	1.7
Noncurrent receivables	3.4	2.7
All other	4.7	2.6
Total	$40.4	$22.8
__________________________________________________________
(1) See Note 5 – Device Strategy and Other Related Arrangements for additional details.

11. Other Accrued Liabilities (Current and Noncurrent)

A. Other Current Liabilities

Other accrued liabilities consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Accrued rebates	$19.6	$28.7
Product recalls, customer sales allowances, customer accommodations and other related accruals	18.2	55.6
Accrued returns	1.3	1.7
Deferred revenue	18.5	20.2
All other	38.4	56.3
Total	$96.0	$162.5

B. Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	October 2,	December 31,
Classification (dollars in millions)	2016	2015
Pension liabilities	$1.5	$2.4
Unrecognized tax benefits, including penalties and interest	2.2	2.2
Product recalls, customer sales allowances, customer accommodations and other related accruals	1.4	2.5
Deferred revenue	2.9	3.0
Accrued returns	0.4	1.0
All other	10.9	9.8
Total	$19.3	$20.9

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

12. Product Recalls, Customer Sales Allowance, Customer Accommodations and Other Related Accruals

The following summarizes product recalls, customer sales allowances, customer accommodations and other related accruals activity including certain Device Strategy and Certain Quality and Product Related Matters, related provisions. See Note 5 –
Device Strategy and Other Related Arrangements and Note 19 – Certain Quality and Product Related Matters, section D.

Classification (dollars in millions)	Product recalls, customer sales allowances, customer accommodations and other related accruals
Balance at January 1, 2015	$92.9
Provisions	31.2
Payments	(66.0)
Balance at December 31, 2015	$58.1
Provisions	5.1
Payments	(43.6)
Balance at October 2, 2016	$19.6

13. Income Taxes

A. Taxes on Income

Loss before income taxes, and the related provisions for taxes, for the period from January 1 to October 2 and the years ended
December 31, are as follows:

	October 2,	December 31,
(dollars in millions)	2016	2015	2014
Income (Loss) Before Income
Taxes
Domestic	$(56.6)	$(169.8)	$(162.1)
Foreign	127.3	64.9	93.9
Total	$70.7	$(104.9)	$(68.2)

Taxes on Earnings:
Current:
U.S. Federal	$—	$—	$—
State and local	0.3	0.3	0.2
Foreign	2.3	2.5	2.4
Total current	2.6	2.8	2.6
Deferred:
U.S. Federal	$—	$—	$—
State and local	0.1	0.2	0.2
Foreign	(0.2)	(0.4)	0.5
Total deferred	(0.1)	(0.2)	0.7
Total	$2.5	$2.6	$3.3

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

B. Tax Rate Reconciliation

Differences between the effective income tax rate and the U.S. statutory tax rate for the period from January 1 to October 2 and the years ended December 31, are as follows:

	October 2,	December 31,
	2016	2015	2014
Statutory tax rate	35.0%	35.0%	35.0%
Benefit of tax exemptions in Costa Rica and the Dominican Republic (1) (2)	(64.7)%	21.9%	47.6%
State taxes, net of federal benefit	(2.2)%	6.5%	9.9%
Foreign rate differential	0.3%	(0.5)%	0.7%
Unremitted earnings of Costa Rica and Dominican Republic expected to be repatriated	64.7%	(21.9)%	(47.6)%
Gain on divestiture	—%	—%	4.1%
Valuation allowance	(32.3)%	(49.5)%	(54.8)%
All other, net	2.8%	6.1%	0.3%
Effective tax rate	3.6%	(2.5)%	(4.8)%

__________________________________________________________
(1) For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year as tax rates outside the U.S. are generally lower than the U.S. statutory income tax rate, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as Device Strategy charges, asset impairments and gains and losses on strategic business decisions.

(2) In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to generally lower tax rates, as well as manufacturing and other incentives associated with our subsidiaries in Costa Rica, and the Dominican Republic. IS benefits from income tax exemptions in Costa Rica and the Dominican Republic through 2028 and 2019, respectively.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

C. Deferred Taxes

The temporary differences that give rise to deferred tax assets and liabilities and other tax assets are as follows:

	October 2,	December 31,
(dollars in millions)	2016	2015
Compensation, employee benefits and benefit plan liabilities	$13.7	$13.2
Trade receivable reserves and chargeback accruals	14.9	33.9
Inventories and intercompany profits	12.2	13.9
State income taxes	(0.9)	1.0
Other tax credits	5.4	4.4
Property and equipment	(6.9)	(5.6)
Unremitted earnings	(181.4)	(135.7)
Stock compensation	1.2	—
Net operating losses	245.0	199.3
Other accruals, carryforwards, and reserves not currently deductible	8.7	10.2
Valuation allowance	(107.1)	(129.9)
Total noncurrent deferred tax assets	$4.8	$4.7

Operating loss carryforwards at October 2, 2016 amounted to $245.0 million, primarily related to the U.S. and certain material foreign jurisdictions. Net operating losses were primarily recorded for IS business losses generated January 1, 2014 to October 2, 2016. Consistent with the Basis of Presentation outlined in Note 2, operating loss carryforwards incurred by the
IS business for tax years ended on or before December 31, 2013 have not been included in the combined financial statements.

The valuation allowances for deferred tax assets, as of October 2, 2016 and December 31, 2015 were $107.1 million and
$129.9 million, respectively. The valuation allowances and changes for the period from January 1, 2016 to October 2, 2016 and each of the years ended December 31, 2015 and 2014 were primarily related to net operating losses in jurisdictions where deferred tax assets are not believed to be realizable. Valuation allowances established primarily relate to the U.S. and certain material foreign jurisdictions.

U.S. income taxes and foreign withholding taxes of $57.2 million were not provided for unremitted earnings of certain foreign subsidiaries. These unremitted earnings, which are considered to be permanently invested outside of the U.S., would be subject to taxes if they were repatriated to the U.S. as dividends. Due to the complexities associated with the U.S. taxation on earnings of foreign subsidiaries repatriated to the U.S., and the multiple tax jurisdictions involved, it is not practicable to determine the deferred tax liability on these permanently invested earnings.

D. Tax Contingencies

The gross amount of unrecognized tax benefits inclusive of interest and penalties at October 2, 2016 and December 31, 2015 was $12.1 million and $11.9 million, respectively. The amount, if recognized, that would affect the effective tax rate was
$2.2 million and $2.2 million at October 2, 2016 and December 31, 2015, respectively. IS recognizes interest and penalties accrued in relation to unrecognized tax benefits in income tax expense, which is consistent with the reporting in prior periods.
As of October 2, 2016 and December 31, 2015, IS has recognized liabilities of less than $1.0 million for the payment of interest and penalties.

IS estimates that less than $1.0 million of unrecognized tax benefits may be recognized within the next twelve months.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

The following table summarizes the activity for the period from January 1 to October 2 and the years ended December 31, related to IS unrecognized tax benefits:

	October 2,	December 31,
(dollars in millions)	2016	2015	2014
Balances at January 1,	$12.1	$11.9	$11.6
Current year increases	—	0.2	1.7
Audit settlements	—	—	(1.1)
Statute lapses	—	—	(0.3)
Balances at period end	$12.1	$12.1	$11.9

Any settlements or statute of limitations expirations would likely result in a significant decrease in uncertain tax positions. IS does not expect that within the next 12 months the gross unrecognized tax benefits, exclusive of interest, would decrease as a result of settlements with taxing authorities or the expiration of the statute of limitations. The estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect the financial statements in the period of settlement or when the statutes of limitations expire, as these events are treated as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions, and such changes could be significant. Accrued penalties are not significant.

14. Accumulated Other Comprehensive Loss

Changes in Accumulated other comprehensive loss consists of the following:

(dollars in millions)	Cumulative Foreign Currency Translation Adjustments(1)	Retirement Plans Unrealized Losses(1)	Total Accumulated Other Comprehensive Loss
Balance at January 1, 2014	$(14.2)	$(0.6)	$(14.8)
Other comprehensive income (loss) before reclassifications	(24.0)	—	(24.0)
Amounts reclassified from accumulated other comprehensive income (loss) (2)	—	0.1	0.1
Balance at December 31, 2014	(38.2)	(0.5)	(38.7)
Other comprehensive income (loss) before reclassifications	(27.4)	(0.2)	(27.6)
Balance at December 31, 2015	(65.6)	(0.7)	(66.3)
Other comprehensive income (loss) before reclassifications	5.5	—	5.5
Amounts reclassified from accumulated other comprehensive income (loss) (2)	—	(0.1)	(0.1)
Balance at October 2, 2016	$(60.1)	$(0.8)	$(60.9)
_________________________________
(1) Net of taxes of $0.0 million as of October 2, 2016 and December 31, 2015 and 2014.
(2) These accumulated other comprehensive loss components are included in the computation of net periodic benefit cost. See Note 15 – Retirement Benefits for additional details.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

15. Retirement Benefits

Retirement plans consist of legislated obligations such as employee severance indemnity plans and defined contribution plans. Plans cover certain employees both in and outside of the U.S.

Only the liabilities of IS employee severance indemnity plans that are dedicated to IS employees (Costa Rica and Dominican
Republic) are reflected in the combined balance sheets. Information about pension plans for IS entities in Costa Rica and
Dominican Republic is provided in the tables below.

A. Actuarial Assumptions

Actuarial weighted average assumptions for IS's plans used in determining indemnity plan information, using a measurement date of December 31, 2015 and 2014, are as follows:

	Indemnity Plans
	December 31,
	2015	2014
Weighted average assumptions used to determine benefit obligations at the measurement date:
Discount rate	10.0%	9.5%
Expected aggregate average long-term change in compensation	6.7%	6.9%
Weighted average assumptions used to determine net benefit cost for the year:
Discount rate	9.5%	9.8%
Expected aggregate average long-term change in compensation	6.9%	7.5%

The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the following fiscal year. Therefore, the assumptions used to determine the net periodic benefit cost for each year are established at the end of each previous year, while the assumptions used to determine the benefit obligations were established at each year-end. The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. The assumptions are revised based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

B. Components of Net Periodic Benefit Costs and Other Amounts Recognized in Other Comprehensive Income (Loss)

Net benefit cost recognized for the period from January 1, 2016 to October 2, 2016 and the years ended December 31, for
IS’s indemnity plans consist of the following:

	Indemnity Plans
	October 2,	December 31,
(dollars in millions)	2016	2015	2014
Service cost for benefits earned during the year	$0.4	$0.4	$0.5
Interest cost on projected benefit obligations	0.2	0.2	0.2
Net amortization	—	0.1	—
Settlements	—	1.0	0.4
Net Cost	0.6	1.7	1.1
Other changes recognized in other comprehensive loss	(0.1)	—	0.1
Total recognized in net cost and other comprehensive loss	$0.5	$1.7	$1.2

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

The amount in Accumulated other comprehensive loss expected to be amortized into 2016 net periodic benefit cost is less than $0.1 million attributable to the amortization of previously unrecognized actuarial losses.

C. Obligations and Funded Status––Indemnity Plans

The following tables present an analysis of the changes in 2016 and 2015 in the projected benefit obligations, the plan assets and the funded status of the IS indemnity plans:

	Indemnity Plans
	October 2,	December 31,
(dollars in millions)	2016	2015
Projected benefit obligations at beginning of year	$2.6	$2.7
Service cost	0.4	0.4
Interest cost	0.2	0.2
Losses primarily related to changes in discount rates	—	1.0
Benefits paid	(0.7)	(0.4)
Settlements	—	(1.3)
Other, including currency impacts	(0.1)	—
Projected benefit obligations at end of year	$2.4	$2.6

Plans' assets at fair value at beginning of year	$—	$—
Company contributions	0.7	1.7
Benefits paid	(0.7)	(0.4)
Settlements	—	(1.3)
Plans' assets at fair value at end of year	$—	$—
Funded status	$(2.4)	$(2.6)

Amounts recognized in the combined balance sheets are as follows:

	October 2,	December 31,
(dollars in millions)	2016	2015
Other accrued liabilities	$1.0	$0.2
Other long-term liabilities	1.5	2.4
Total recognized	$2.5	$2.6

Amounts recognized in Accumulated other comprehensive loss are as follows:

	October 2,	December 31,
(dollars in millions)	2016	2015
Actuarial losses	$0.8	$0.7

D. Plan Assets

IS funds amounts for its pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax and other laws. IS employee severance indemnity plans are funded at the time of benefit or other payments are required. As such, the plans do not hold assets as of October 2, 2016 and December 31, 2015.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

E. Cash Flows

The following table reflects the future cash flow information as of October 2, 2016 including the plan benefits projected to be paid from the plans or from the general assets of the IS entities in Costa Rica and Dominican Republic under the current actuarial assumptions used for the calculation of the projected benefit obligation and therefore, actual benefit payments may differ from projected benefit payments.

(dollars in millions)	Indemnity Plans
Remainder of 2016	$0.1
2017	0.4
2018	0.4
2019	0.4
2020	0.5
Years 2021 through 2025	2.2

F. Defined Contribution Plans

Certain IS employees in the U.S. and Puerto Rico participate in the Hospira 401(k) Retirement Savings Plan. For the period from January 1, 2016 to October 2, 2016 and the years ended December 31, 2015 and 2014, IS’s defined contribution expenses were $8.1 million, $8.0 million and $7.1 million, respectively.

16. Share-Based Awards

Compensation programs can include share-based awards under various Parent employee stock and incentive plans. Prior to
Pfizer’s acquisition of Hospira on September 3rd, 2015, awards were made under Hospira plans and after were made under
Pfizer plans. Generally, annual awards were made in February or March of each year to IS dedicated employees and indirect employees including those in Corporate Enabling Functions. In 2016, 2015 and 2014, the primary share-based compensation programs and their general terms and conditions are as follows:

Hospira Plans (Prior to September 3, 2015)

•	Stock options, which when vested, entitle the holder to purchase a specified number of shares of Parent common stock at a price per share equal to the market price of Parent common stock on the grant date. Stock options were only offered under the Hospira employee stock plans and generally vest over four years and had a seven-year term.

•	Restricted stock units ("RSUs"), which when vested, entitle the holder to receive a specified number of shares of
Parent common stock. Restricted stock awards issued by Hospira generally vest in equal amounts on the first, second, third and fourth anniversaries of the grant date.

Pfizer Plans (After September 3, 2015)

•	Stock options, which when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant. Stock options generally vest after three years of continuous service from the grant date and have a contractual term of ten years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur.

•	Total Shareholder Return Units (“TSRUs”) entitle the holders to receive a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant. The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant.

•	Restricted stock units ("RSUs"), which when vested, entitle the holder to receive a specified number of shares of
Parent common stock, including shares resulting from dividend equivalents paid on such RSUs. Restricted stock

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

awards issued by Pfizer vest in equal amounts on the first, second and third anniversaries of the grant date, on the third anniversary of the grant date or after six months of the grant date.

Impact on Net Loss
The components of share-based compensation expense and the associated tax benefit related to the IS business for the period from January 1 to October 2 and the years ended December 31, are as follows:

	October 2,	December 31,
(dollars in millions)	2016	2015(2)	2014
Share-based compensation expense - Direct, excluding acceleration	$2.6	$6.6	$6.6
Share-based compensation expense - Indirect, excluding acceleration(1)	0.6	1.8	2.4
Share-based compensation expense - Global Enabling Functions, excluding acceleration(1)	0.3	4.8	5.8
Acclerated shared based compensation expense(2)	—	29.9	—
Total share-based compensation expense, pre-tax	3.5	43.1	14.8
Tax benefit for share-based compensation expense	1.3	15.5	5.3
Total share-based compensation expense (income), net of tax	$2.2	$27.6	$9.5
_________________________________
(1) Represents share-based compensation expense for indirect employees and Global Enabling Functions. See Note 2 –
Basis of Presentation: section B.

(2) The share-based compensation expense in 2015 includes the impact of accelerated vesting of Hospira share-based awards in connection with Pfizer's acquisition of Hospira on September 3, 2015.

The pre-tax stock-based compensation cost for direct IS employees non-vested share-based payment awards not yet recognized at October 2, 2016 was $6.1 million.

Stock Options

Stock options are accounted for using a fair-value-based method at the date of grant in the Combined Statements of Income
(Loss). The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term into Cost of products sold, Research and development and Selling, general and administrative, as appropriate.

In 2014, approximately 190 thousand options were granted to employees directly related to IS. No options were granted in
2015 by Hospira or Pfizer, including for the period subsequent to Pfizer's acquisition of Hospira on September 3, 2015 through December 31, 2015. On February 25, 2016, approximately 30 thousand options were granted to employees directly related to IS.

The fair value was estimated using the Black-Scholes option-pricing model, based on the average market price at the grant date and the weighted average assumptions specific to the underlying options. Expected volatility assumptions are based on historical volatility of Hospira’s stock. The expected life assumption of the options is based on the expected amount of time that options granted are expected to be outstanding, based on historical and forecasted exercise behavior of employees' post-vesting forfeitures and exercises. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

The assumptions utilized for the annual option grants during the period from January 1, 2016 to October 2, 2016 and the year ended December 31, 2014 are as follows:

	2016	2014
Stock Options Black-Scholes assumptions (weighted average):
Expected volatility	21.6%	27.7%
Expected life (years)	6.8	4.7
Risk-free interest rate	1.6%	1.5%
Expected dividend yield	3.9%	—%
Fair value per stock option	$3.89	$11.25

Restricted Stock Units (RSUs)

RSUs are accounted for using a fair-value-based method that utilizes the closing price of Parent common stock on the date of grant. RSUs values determined using the fair-value-based method are amortized on a straight-line basis over the vesting term into Cost of products sold, Research and development and Selling, general and administrative, as appropriate.

Prior to the Pfizer acquisition on September 3rd, 2015, in 2015 and 2014, Hospira granted approximately 103 thousand and
177 thousand RSUs with an annual grant date fair value of $87.50 and $42.70 per share to employees directly related to IS.

Approximately 38 thousand non-vested RSUs, granted to employees directly related to IS, with a grant date of September 30,
2015 and a grant date fair value of $31.41 per share were outstanding at December 31, 2015.

Approximately 124 thousand non-vested RSUs, granted to employees directly related to IS, principally during the annual grant in February and with a weighted average fair value of $30.57 per share, were outstanding at October 2, 2016.

Total Shareholder Return Units (TSRUs)

TSRUs are accounted for using the TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into
Cost of products sold, Research and development and Selling, general and administrative, as appropriate.

Approximately 559 thousand non-vested TSRUs were granted to employees directly related to IS in 2016, primarily during the annual grant in February and with a weighted average fair value of $30.58 per share. The majority remained outstanding at October 2, 2016.

The following table provides the weighted average assumptions used in the valuation of TSRUs:

2016
Expected dividend yield(a)	3.2%
Risk-free interest rate(b)	1.8%
Expected stock price volatility	18.4%
Contractual terms in years	5.9
_________________________________
(a) Determined using a constant dividend yield during the expected term of the TSRU.
(b) Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c) Determined using implied volatility, after consideration of historical volatility.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

17. Commitments under Operating Leases

IS leases facilities, vehicles and office equipment under various non-cancellable operating leases with third parties. Total rent expense which includes expense from non-cancellable operating leases entered into by Mixed Legal Entities, net of recovery from Parent, and IS Legal Entities (direct) was approximately $11.2 million, $15.3 million and $17.0 million for the period from January 1, 2016 to October 2, 2016 and the years ended December 31, 2015 and 2014, respectively.

Future minimum lease payments under non-cancellable operating leases for IS Legal Entities and Mixed Legal Entities when those future minimum lease payments could be identified as directly attributed to the IS business as of October 2, 2016 are as follows:

(dollars in millions)
Remainder of 2016	$3.0
2017	10.8
2018	8.6
2019	6.7
2020	5.5
2021	3.9
Remaining Years	17.2
Total minimum future lease payments	$55.7

18. Legal Proceedings and Contingencies

Infusion Systems “IS” is involved in various intellectual property, product liability, consumer, commercial, environmental, tax, and other claims, litigations and government investigations that arise from time to time in the ordinary course of business. IS believes that its defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. IS does not believe that any of these matters will have a material adverse effect on the financial position of
IS. However, events or circumstances could occur that could cause IS to revise the expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on the results of operations or cash flows in the period in which the applicable amounts are paid and/or accrued.

IS has accrued for losses that are both probable and reasonably estimable, but determining the likelihood of a loss and/or the measurement of any loss can be complex. IS's litigation exposure, including product liability claims, is evaluated each reporting period. IS's accruals, which are $3.6 million and $3.7 million at October 2, 2016 and December 31, 2015, respectively, are the best estimate of loss. IS is unable to estimate the reasonably possible loss or the range of reasonably possible loss in excess of amounts accrued. These assessments are based on estimates and assumptions that have been deemed reasonable by IS, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause IS to change those estimates and assumptions.

A. Regulatory Matters

IS's businesses are subject to regulatory inspections by regulatory authorities across the globe. Such regulatory inspections may lead to observations (commonly referred to as Form 483 observations in the U.S.), untitled letters, warning letters or similar correspondence, as well as voluntary or involuntary product recalls, consent decrees, injunctions to halt manufacture and distribution of products, seizures of violative products, import and export bans or restrictions, monetary sanctions, delays in product approvals or clearances, civil penalties, criminal prosecution and/or other restrictions on operations.

IS and Parent (both Pfizer and Hospira as applicable to respective periods) have received warning letters from the FDA related to matters affecting its infusion systems manufacturing facility in La Aurora de Heredia, Costa Rica, its infusion systems quality systems and governance in Lake Forest, Illinois and its Parent operated facility in Rocky Mount, North
Carolina. IS and its Parent have responded fully, and in a timely manner, to these warning letters. The remediation plans involve commitments by IS and its Parent to enhance its quality system, products, facilities, employee training, quality processes and procedures, and technology. While IS and its Parent continue implementing remediation plans, the plans are

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

remediation process, or on further interaction with the FDA or other regulatory bodies. IS and its Parent cannot, however, give any assurances as to the expected date of resolution of the matters identified in the warning letters. See Note 19 –
Certain Quality and Product Related Matters for further information.

B. Antitrust Matters

In November 2016, a purported class action was filed in the U.S. District Court for the Northern District of Illinois against
Hospira, Hospira Worldwide, Inc. and certain other defendants relating to intravenous saline solution. The plaintiff seeks to represent a class consisting of all persons and entities in the U.S. who directly purchased intravenous saline solution sold by any of the defendants from January 1, 2013 until the time the defendants’ allegedly unlawful conduct ceases. The plaintiff alleges that the defendants’ conduct restricts output and artificially fixes, raises, maintains and/or stabilizes the prices of intravenous saline solution sold throughout the U.S. in violation of federal antitrust laws. The plaintiff seeks treble damages
(for itself and on behalf of the putative class) and an injunction against defendants for alleged price overcharges for intravenous saline solution in the U.S. since January 1, 2013.

C. Employment Matters

IS is subject to a verdict in the lawsuit Angel Estrada v. Hospira, Inc., et al. which was filed in Circuit Court of Lake
County, Illinois – July 2012. Mr. Estrada, a former VP of quality compliance, alleges that his employment was terminated in
September 2011 in retaliation for complaints made to management regarding alleged lack of response to quality issues reported by a customer in Spain. Trial was held in October-November 2014 and the jury awarded plaintiff compensatory and punitive damages totaling $9.98 million, later reduced on post-trial motion to $3.2 million. Plaintiff moved for reconsideration of the court’s post-trial ruling; that motion has been fully briefed and oral argument was heard on October 22,
2015.

Caja Costarricense de Seguro Social (CCSS) v. Hospira Costa Rica, Ltda (“Hospira Costa Rica”), Appellate Tribunal, San
Jose, Costa Rica, filed March 2014. The local social security office conducted an audit, concluded Hospira Costa Rica did not correctly deduct social security taxes from employees’ HIP bonuses and ordered Hospira Costa Rica to pay taxes, fines and penalties for the years 2006 – 2012, in which earnings and related payments were deemed subject to taxes. There is also the possibility that if the CCSS ultimately prevails, organizations that provided health care services and/or subsidies to the
Hospira Costa Rica employees in question may seek compensation, as well as the possibility that the decision will impact social security taxes for the years 2013 – 2015. Hospira Costa Rica has appealed the agency’s decision in confidential proceedings. After litigation concerning the appropriate venue, in January 2016, the Supreme Court ruled that the matter will be heard by the Social Security Court.

D. Government Investigations

IS is subject to investigations and extensive regulation by government agencies in the U.S., other developed markets and multiple emerging markets in which we operate. As a result, IS has interactions with government agencies on an ongoing basis. Criminal charges, and substantial fines and/or civil penalties, as well as limitations on our ability to conduct business in applicable jurisdictions, could result from government investigations. Among the investigations by government agencies is the matter discussed below.

Hospira, Inc. received a subpoena from the New York Attorney General's (NYAG) Antitrust Division in August 2015
relating to the production and distribution of saline in the state of New York. Hospira continues to respond to the NYAG’s requests. In October 2015, a bipartisan group of senators through the Judiciary Subcommittee on Antitrust, Competition
Policy, and Consumer Rights sent a letter to the Federal Trade Commission urging them to investigate the production and distribution of saline.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

19. Certain Quality and Product Related Matters

A. Warning Letter and Related Matters

The following table identifies the facilities for which IS or Parent (referred to below as “We” or “Our”) has received warning letters from the FDA that remain open:

	Date Warning Letter Received	Facility	Nature of Activities at Facility Cited in Warning Letter
(1)	August 2012	La Aurora de Heredia, Costa Rica	Infusion systems manufacturing
(2)	May 2013	Lake Forest, Illinois	Infusion systems quality systems and governance
(3)	March 2014	Rocky Mount, North Carolina	Infusion systems manufacturing

These FDA warning letters generally do not restrict production or shipment of our existing products from these facilities;
however, our facilities that have received an FDA warning letter may be restricted from obtaining new product approvals or clearances in the U.S., until the impacted facility successfully passes a subsequent inspection. Previously, an import alert had restricted the shipment of our infusion pumps from the Costa Rica facility; however, this import alert was lifted by the FDA in January 2015, as discussed below.

Status of each warning letter identified above:

(1) La Aurora de Heredia, Costa Rica: In January 2015, the FDA lifted the import alert received in November 2012 and expanded in early 2013 that previously prohibited U.S. importation of infusion pump devices manufactured in our Costa Rica infusion systems manufacturing facility, including our Plum A+™ and LifeCare PCA™ infusion pumps. We are now selling these infusion devices to new and existing customers without medical necessity certificates and importation of these devices into the U.S. commenced in early 2015. IS has received similar favorable actions from international regulatory agencies. In February 2015, the FDA performed a follow-up inspection and no Form 483 was issued at the conclusion of this inspection. IS received a letter from the FDA in
January 2016 confirming all violations contained in the Warning Letter have been addressed.

(2) Lake Forest, Illinois: In May 2015, the FDA issued a Form 483 listing observations after a follow-up inspection of the infusion systems quality systems at our Lake Forest facility. In June 2015, Hospira responded to the FDA. Our
Lake Forest facility does not manufacture infusion systems products, but performs many aspects of our quality system procedures that support all of our infusion systems products and operations. The FDA conducted a follow-up inspection of the Lake Forest facility July 12–14, 2016, with no observations.

(3) Rocky Mount, North Carolina: The March 2014 Infusion Systems warning letter cited inspectional observations including: failures related to complaint handling, documentation of monitoring and control methods and data for a validated process, and procedures for corrective and preventive actions. In March 2014, we responded to this 2014
Infusion Systems warning letter referencing ongoing and planned infusion systems remediation efforts at the Rocky
Mount facility. In September 2015, the FDA issued a Form 483 listing an observation after a follow-up inspection.
In October 2015, Hospira responded to the FDA.

B. IS’s Response to Warning Letters and Related Matters

We take these matters seriously and have responded fully, and in a timely manner, to the FDA's Warning Letters. The remediation plans involve commitments by IS and Parent to enhance its quality system, products, facilities, employee training, quality processes and procedures, and technology. While we have continued implementing our remediation plans, the plans are subject to update and revision based on issues encountered by us during the remediation process, or through further interaction with the FDA or other regulatory bodies. Charges of $0.0, $0.0 and $20.3 million were incurred for remediation activities associated with the Warning letters and related matters in 2016, 2015 and 2014, respectively, and were reported in Cost of products sold.

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

Further, costs for long-term solutions, product improvements and life-cycle management programs will depend on various production, quality, and development efforts and corresponding regulatory outcomes in connection therewith. In addition, capital expenditures to remediate and/or enhance IS’s and/or Parents existing facilities and operations may be required.

C. Infusion Systems Remediation Matters

In late 2010, we committed to the FDA that we would engage in a comprehensive product review for each of our medication management products to confirm compliance with current regulatory requirements and document safety and performance of the products. We completed the product review investigations in 2013. As an outcome of the reviews, we identified the need to take certain remediation actions, such as product recalls that require deployment of a modification to the installed customer base, design history file updates, incorporation of certain corrective actions into new production or other corrective or preventative actions, which will continue to be advanced for our medication management products. In May 2013, we announced our Device Strategy, which builds on our comprehensive device review of our global installed base of infusion pumps. In this regard, see matters discussed in Note 3 – Summary of Significant Accounting Policies: Product Recalls,
Customer Sales Allowances, Customer Accommodations and Other Related Accruals and Note 5 – Device Strategy and Other
Related Arrangements.

D. Other Quality Matters

In late 2015, due to certain quality and related supply matters at the RockyMount, North Carolina site, IS was unable to supply certain customers with dedicated vials necessary to operate the LifeCare PCA™ infusion pump, our patient-controlled analgesia device. Under certain conditions, customers receive a cash accommodation per pump for the supply constraint and the related customer costs incurred related thereto. As such, customer accommodations charges of $26.6 million were recognized in December 2015 based on the estimated number of pumps per customer impacted by the supply constraint.
Through April 2016, Parent completed updates to the site and filed product registrations to enable re-commercialization of the constrained products. Customer accommodation payments are expected in 2016 as the conditions under which the offers were extended for come to a conclusion. As of October 2, 2016, $0.8 million remains accrued, and reported in Other accrued liabilities.

20. Geographic and Product Related Information

	Net Sales for the			Long-Lived Assets at
	Period from January 1 to October 2,	Years Ended December 31,		October 2,	December 31,
(dollars in millions)	2016	2015	2014	2016	2015
U.S.	$695.8	$977.3	$918.0	$155.1	$153.1
Non-U.S.	185.5	260.4	296.9	194.6	165.0
Total	$881.3	$1,237.7	$1,214.9	349.7	318.1
Deferred income taxes				4.8	4.7
Intangible assets, net				35.3	35.0
Total				$389.8	$357.8

	Net Sales by Product line for the
	Period from January 1 to October 2,	Years Ended December 31,
(dollars in millions)	2016	2015	2014
Medication Management Infusion Technologies	$523.3	$807.0	$841.0
Integrated Infusion Therapy Solutions	358.0	430.7	373.9
Total	$881.3	$1,237.7	$1,214.9

Pfizer Infusion Systems
(A Business Unit of Pfizer Inc.)
Notes to Combined Financial Statements
October 2, 2016, December 31, 2015 and 2014

21. Subsequent Events

IS has evaluated subsequent events through December 16, 2016, the date these financial statements were available for issuance, and determined there have not been any events that have occurred that would require adjustment to or disclosure in the combined financial statements other than those already recorded and/or disclosed.